EXHIBIT 2.4

                            INDEMNIFICATION AGREEMENT


AGREEMENT entered into as of the       day of May, 1999 by and between QUINTEL
COMMUNICATIONS, INC., a corporation organized under the laws of Delaware with offices at One Blue Hill Plaza, Fifth Floor, Pearl River, New York 10965 (hereafter referred to as "QUINTEL"), STEVEN L. FEDER, an individual with his address at 2455 E. Sunrise Boulevard, Fort Lauderdale, Florida 33304 ("Feder"), DEFER LIMITED PARTNERSHIP, a Nevada limited partnership with its address at P.O. Box 5041, Henderson, Nevada 89016 ("Defer"), THOMAS H. LINDSEY, an individual with his address at {Confidential Portion Omitted and Filed Separately with the Commission} ("Lindsey"), MASLIN LIMITED PARTNERSHIP, a Nevada limited partnership with its address at P.O. Box 5041, Henderson, Nevada 89016 ( "Maslin"), PETER STOLZ, an individual with his address at {Confidential Portion Omitted and Filed Separately with the Commission} ("Stolz"), P. STOLZ FAMILY PARTNERSHIP LP a Colorado limited partnership located at {Confidential Portion Omitted and Filed Separately with the Commission} ("Stolz LP"), and ACCESS RESOURCE SERVICES, INC., a Florida corporation with offices at 2455 E. Sunrise Boulevard, Fort Lauderdale, Florida 33304 (hereafter referred to as "ARS"). Feder, Defer, Lindsey, Maslin, Stolz and Pstolz LP are sometimes collectively referred to as the "Selling Principals".

                                    RECITALS:

A. Concurrently with the execution and delivery of this Agreement, Quintel and each of Defer, Maslin, and Stolz LP have entered into agreements ("the Redemption Agreements") providing for Quintel's purchase from them of an aggregate of ________________ shares of Quintel's common stock (the "Shares"); and Quintel and each of Feder, Lindsey and Stolz have entered into agreements amending certain Non-Competition and Right of First Refusal Agreements dated September 10, 1996 (the "Amendments"), and Quintel and ARS have entered into an agreement providing for, among other things, restrictions on Quintel's conduct of certain "900" pay-per-call psychic services telephone number business described therein (the "ARS Agreement"). The Redemption Agreements, the Amendments and the ARS Agreement are collectively referred to as the "Main Agreements".

B. The Selling Principals and Quintel have agreed to enter into this Agreement for good and valuable consideration, receipt of which is hereby acknowledged.

NOW, THEREFORE, for good and valuable consideration, receipt of which is acknowledged by the parties, it is hereby agreed as follows:

3.       CAPITALIZED TERMS.

         Unless otherwise defined in this Agreement, capitalized terms are used with the meanings ascribed thereto in the Main Agreements.


4.       INDEMNIFICATION BY QUINTEL UNDER THE REDEMPTION AGREEMENTS.

         If the closing under the Redemption Agreements (the "Closing") takes place, Quintel shall indemnify, defend and hold harmless the Selling Principals and ARS and their respective shareholders, general partners, limited partners, directors and officers, as the case may be against any and all damages, losses, claims, liabilities, charges, suits, penalties, costs and expenses, including court costs, attorneys' fees and expenses and other costs of collection (collectively, "LOSS" or "LOSSES"), which the Selling Principals personally or ARS, or their respective shareholders, general partners, limited partners, directors and officers, as the case may be, sustain, or to which any of them may be subjected, arising out of or attributable to any actions brought against the Selling Principals or ARS, or their respective shareholders, general partners, limited partners, directors and officers, following the Closing by third parties alleging a violation by the members of Quintel's Board of Directors of their duty to Quintel in approving Quintel's purchase of the Selling Principals' shares of Quintel common stock pursuant to the Redemption Agreements or Quintel's entry into this Agreement and the Amendments on the basis that the transactions were not fair to Quintel. Quintel shall have no obligation to indemnify the Selling Principal, ARS or their respective shareholders, general partners, limited partners, directors and officers with respect to any Loss described in this Section 2, and shall have the right to suspend the defense of any Claim for which Quintel would otherwise have been liable to indemnify the Selling Principals, ARS or their respective shareholders, general partners, limited partners, directors and officers under the provisions of this Section 2:

                           (1) in the event of any default by any of the Selling Principals or ARS in the performance of any of their obligations under the Main Agreements;

                           (2) in the event that any representation made by any of the Selling Principals or ARS in any of the Main Agreements is untrue in any material respect;

                           (3) in the event that any of the Selling Principals makes a claim against Quintel or any of its officers, directors, employees or agents which was waived or released under the provisions of the Redemption Agreements;

                           (4) if any Claim arises out of or in connection with any misrepresentation, act of wrongdoing, malfeasance or misfeasance by any of the Selling Principals or ARS, or arises out of any failure to act by any of the Selling Principals or ARS which breaches an obligation owed by any of the Selling Principals or ARS to Quintel or any third party asserting such Claim;

                           (5) if the Loss arises out of a judgment rescinding the sale of the Shares by any of the Selling Principals to Quintel or the transactions described in the Main Agreements or a money judgment based on a finding that the consideration paid to Quintel in connection with the Main Agreements was inadequate.


5.       INDEMNIFICATION BY ARS UNDER THE ARS AGREEMENT.

         If the Closing occurs and Quintel and ARS consummate the ARS Agreement, ARS shall indemnify, defend and hold harmless Quintel, its officers, directors, employees and agents against any and all Losses which any of them may sustain, or to which any of them may be subjected following the Closing, arising out of or attributable to any actions brought against any of them arising out of:

                  i. ARS's conduct of its business after the Closing Date, including its offering of 900 Pay-Per-Call Psychic Services;

                  ii. the Sunrise Lease obligations assumed by ARS pursuant to this Agreement;

                  iii. any matter regarding the Quintel Media Employees arising from an event occurring after the Closing; and

                  iv.      the Quintel Media Expenses assumed by ARS.


6.       NOTICE AND RESOLUTION OF INDEMNITY CLAIMS.

         a. A party entitled to indemnification under this Agreement shall be referred to hereafter as an "Indemnified Party" and a party obligated to provide indemnification shall be referred to hereafter as an "Indemnifying Party". If at any time an Indemnified Party shall claim indemnification from an Indemnifying Party for any Loss or, in the reasonable judgment of the Indemnified Party, for what, in the future, may result in a Loss ("ANTICIPATED LOSS") due to the filing, at or before the time of such claim, of an action, claim or suit with an arbitrator, mediator, court or other governmental entity as to which the Indemnified Party is entitled to indemnification under this Agreement ("CLAIM"), then the Indemnified Party shall promptly send written notice of the same (a "NOTICE OF CLAIM") to the Indemnifying Party describing such Claim in reasonable detail. A Notice of Claim shall specify the basis for such Claim supported by relevant information and documentation.

         b. If the Indemnifying Party shall allege that the Indemnified Party is not entitled to indemnification with respect to such Claim, it shall give written notice of such objection (a "NOTICE OF OBJECTION") to the Indemnified Party within 15 business days after receipt by the Indemnifying Party of the Notice of Claim, specifying the basis of the objections. If the Indemnifying Party does not give a Notice of Objection within such 15 business days, or shall have agreed to pay such Claim in whole or in part within such 15 business-day period, the Indemnifying Party shall thereupon be liable for the payment of all Losses relating to such Claim, except as otherwise provided in Section 2 herein.

         c. In the event that the Indemnified Party shall have timely given a Notice of Objection in whole or in part to any Notice of Claim, during the 20-day period following that date, the Indemnified Party and the Indemnifying Party shall privately attempt to resolve the Claim. If the Indemnified Party and the Indemnifying Party shall have failed to resolve or compromise or agree to postpone resolution of the Claim within such 20-day period, then the Claim shall be settled by arbitration in New York, New York if the party initiating the arbitration is ARS or any of the Selling Principals and in Fort Lauderdale, Florida if the party initiating the arbitration is Quintel (the place in which the arbitration is to be held shall be referred to as the "Arbitration Venue"), as determined by the three arbitrators referred to in Paragraph 4(d) below, in accordance with the rules of the American Arbitration Association and the procedures set forth below.

         d. Each of (A) the Indemnified Party and (B) the Indemnifying Party shall appoint one arbitrator, and the two arbitrators so appointed shall then together appoint a third arbitrator ("neutral arbitrator") from a list of persons supplied by the American Arbitration Association in the Arbitration Venue. If one party shall fail to appoint the arbitrator to be appointed by it within 15 days after the end of the 20-day period provided for in Section 4(c) above, the arbitrator appointed by the other party shall select from a list of persons supplied by the American Arbitration Association a person who shall serve as the single neutral arbitrator for purposes of the arbitration. If each party shall have appointed one arbitrator, but such designees cannot agree on the person to act as the neutral arbitrator within a period of 15 days after the appointment of the second arbitrator, then either party may apply to the American Arbitration Association in the Arbitration Venue, which shall appoint a neutral arbitrator. The arbitrators shall conduct the arbitration with all reasonable dispatch in accordance with the rules of the American Arbitration Association, provided, however, that the parties to such arbitration shall take such action and execute such instruments as shall be necessary to cause the rules of civil procedure of the state in which the Arbitration Venue is located pertaining to pre-trial discovery to be applicable in respect of such proceeding. The arbitrators shall render a written award (the "AWARD") which shall be delivered to the Indemnified Party and the Indemnifying Party. An Award hereunder may be used as a basis for the entry of judgment in any jurisdiction. In the event the parties have submitted a Claim for an Anticipated Loss to arbitration under this
                  Section 4 then the arbitrators may, in their sole discretion, postpone resolution of the Claim until the time which they have determined, in their sole discretion, to be the time when such Anticipated Loss shall have occurred or passed.

         e. Prior to making the Award, the arbitrators shall direct the Indemnified Party and the Indemnifying Party to submit statements describing any element of Loss or Anticipated Loss as to which a Claim is made that is attributable to attorneys' fees, disbursements, and any similar costs incident to such Loss or Anticipated Loss, supported by affidavits showing that such costs actually have been or are likely to be incurred, and all such attorneys' fees, disbursements and other costs shall be apportioned as determined by the arbitrators. All fees of the arbitrator and administrative expenses of the American Arbitration Association shall be treated as costs for purposes of this Section 4. As a part of each Award made pursuant to this Agreement, the arbitrators shall allow interest thereon (other than on the portion of the Award representing attorneys' fees, disbursements and costs) from the date of the Loss or the date the Anticipated Loss becomes a Loss to the date of payment at the rate of 10% per annum.

         f. The Award shall be a conclusive determination of the matter and shall be binding upon the Indemnified Party and the Indemnifying Party, and shall not be contested by either of them. The Indemnifying Party shall satisfy its obligations to pay an Award in cash.

         g. If the subject of a Claim involves a third-party claim which has not yet been determined, the arbitrators may in their discretion make a separate determination solely as to whether the third-party claim is one for which indemnification may be had or may defer a determination as to whether indemnification may be had pending the further development of information as to the nature of the third-party claim. If the arbitrators determine that the third-party claim is not subject to indemnification, they shall set forth the basis of his decision in detail, which decision shall be deemed to be an "Award" hereunder.

         h. If the Indemnified Party requests that the Indemnifying Party defend it against a Claim involving an Anticipated Loss, then the Indemnifying Party may, at its option, assume the defense of the Indemnified Party against such Claim (including the employment of counsel, who shall be counsel satisfactory to the Indemnified Party,) and the payment of expenses. If the Indemnified Party does not request the Indemnifying Party to defend it against such Claim or the Indemnifying Party fails to assume the defense of such Claim within a reasonable time after having been requested by the Indemnified Party to assume the defense, then the Indemnified Party shall have the right to defend himself in any such action and, if appropriate under
                  Section 4(a) above, be indemnified for his costs and fees of defense by the Indemnifying Party. The Indemnified Party, at its own cost, may employ separate counsel to assert, based on an opinion of counsel to the Indemnified Party, one or more legal defenses available to it which are different from or additional to those available to such Indemnifying Party; the

                  Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party in respect of such different or additional defenses. The Indemnifying Party shall not be liable to indemnify the Indemnified Party for any settlement of any such action or claim effected without the consent of the Indemnifying Party, but if settled with the written consent of the Indemnifying Party, or if there be a final judgment for the plaintiff in any such action, the Indemnifying Party shall indemnify and hold harmless the Indemnified Party from and against any Loss by reason of such settlement or judgment and the Indemnifying Party shall thereupon be liable for the payment of such Loss.


7.       MISCELLANEOUS.

         a. No party to this Agreement may assign its or his rights and obligations under this Agreement without the consent of the other parties.

         b. Each of Defer, Maslin and Stolz LP represents and warrants to Quintel that it is a limited partnership, duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and has the power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by it pursuant to the provisions hereof; that the corporation (in the case of Defer and Maslin) executing this Agreement on its behalf is its sole general partner, is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; and that the person executing this Agreement on behalf of such general partner is its duly elected officer and has been duly authorized to execute and deliver this Agreement and the Redemption Agreement which it has executed on behalf of a Selling Principal, and in the case of Stolz LP, that Peter Stolz is its sole general partner and has the power and authority on behalf of Stolz LP to execute and deliver this Agreement and the Redemption Agreement which he has executed on behalf of Stolz LP.

         c. Each of Feder and Lindsey represents and warrants to Quintel that he is the sole shareholder and director of the corporate general partner of, respectively, Defer and Maslin.

         d. Each of the Selling Principals represents and warrants to Quintel that he or it, as the case may be, is not subject to, or a party to, any contract, agreement, instrument, order, judgment or decree, or any other restriction of any kind or character, which would prevent its entry into or performance under this Agreement, and no consent of or other action by or notice to any third party is required in connection with any such Selling Principal's entering into and performing under this Agreement.

         e. ARS represents and warrants to Quintel that ARS is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the corporate power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by it pursuant to the provisions hereof, and is not subject to, or a party to, any contract, agreement, instrument, order, judgment or decree, or any other restriction of any kind or character, which would prevent its entry into the performance under this Agreement, and no consent of or other action by or notice to any third party is required in connection with ARS' entering into and performing under this Agreement.

         f. Quintel represents and warrants to the other parties to this Agreement that Quintel is a corporation, duly organized, validly existing and in good standing under the law of Delaware, and upon the approval of the Main Agreements and this Agreement by its Board of Directors, Quintel will have the corporate power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by it pursuant to the provisions hereof, and is not subject to, or a party to, any contract, agreement, instrument, order, judgment or decree, or any other restriction of any kind or character, which would prevent its entry into the performance under this Agreement, and no consent of or other action by (other than its Board of Directors) or notice to any third party is required in connection with Quintel's entering into and performing under this Agreement.

         g. Any notice or other communications required or permitted hereunder shall be in writing and shall be deemed effective
                  (a) upon personal delivery, if delivered by hand and followed by notice by mail or facsimile transmission; (b) one day after the date of delivery by Federal Express or other nationally recognized courier service, if delivered by priority overnight delivery between any two points within the United States; or
                  (c) five days after deposit in the mails, if mailed by certified or registered mail (return receipt requested) between any two points within the United States, and in each case of mailing, postage prepaid, addressed to a party at its address first set forth above, or such other address as shall be furnished in writing by like notice by any such party.

         h. No waiver by a party of any breach of this Agreement by the other shall be deemed to be a waiver of any preceding or subsequent breach.

         i. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein.

         j. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto and the other persons executing this Agreement.

         k. This Agreement may not be changed orally, but only by an agreement in writing signed by the party or parties to be charged thereby.

         l. This Agreement shall be governed by and construed in accordance with the law of New York, including its choice of law rules. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be brought in the courts of the State of New York in New York County or in the United States District Court for the Southern District of New York, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts for itself the jurisdiction of the aforesaid courts, irrevocably consents to the service of any and all process in any action or proceeding by the mailing of copies of such process to such party at its address provided for the giving of notices under Section 5(e) above, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each party hereto irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any judicial proceeding brought in such courts and any claim that any such judicial proceeding has been brought in an inconvenient forum.

         m. This agreement does not constitute a joint venture or partnership by the parties, and each party is entering into this Agreement as a principal and not as an agent of the other.

         n. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and any other application thereof shall not in any way be affected or impaired thereby, and the extent of such invalidity or unenforceability shall not be deemed to destroy the basis of the bargain among the parties as expressed herein, and the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

         o. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent or for any purpose, to limit or define the text of any section.

         p. This Agreement may be executed in several counterparts and all counterparts so executed shall constitute one agreement binding on all the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

QUINTEL COMMUNICATIONS, INC.                ACCESS RESOURCE SERVICES, INC.

By:  /s/ Jeffrey L. Schwartz                By:  /s/ Steven L. Feder
     ________________________________            _______________________________
     Name: Jeffrey L. Schwartz                   Name:  Steven L. Feder
     Title: Chairman and CEO                     Title:      CEO

DEFER LIMITED PARTNERSHIP
By:  DEFER, INC. its general partner

     By:   /s/ Steven L. Feder                /s/ Steven L. Feder
           ________________________________   ________________________________
           Name: Steven L. Feder              Steven L. Feder, individually
           Title:   President

MASLIN LIMITED PARTNERSHIP

By:  MASLIN, INC. its general partner

     By:   /s/ Thomas H. Lindsey              /s/ Thomas H. Lindsey
           ________________________________   ________________________________
           Name: Thomas H. Lindsey            Thomas H. Lindsey, individually
           Title:   President

P. STOLZ FAMILY PARTNERSHIP LP

By: /s/ Peter Stolz
    ________________________________
    Peter Stolz, its general partner


    /s/ Peter Stolz
________________________________
Peter Stolz, individually